FOR IMMEDIATE RELEASE

Lightbridge Provides Update on Nuclear Fuel Commercialization Plan,
Business Update and Financial Results for First Quarter 2016

RESTON, Va., May 5, 2016 -- Lightbridge Corporation (NASDAQ:LTBR) today issued an update on its commercialization strategy and provided a business update for the first quarter ended March 31, 2016.

Seth Grae, President & Chief Executive Officer of Lightbridge Corporation, commented, “During the first quarter, we achieved a number of key milestones that will help us to advance towards commercialization of our metallic nuclear fuel technology. In January, we announced that the Norwegian Institute for Energy Technology (IFE) received formal regulatory approval from the Norwegian Radiation Protection Authority for all planned irradiation of our metallic fuel at the Halden research reactor. This is the final regulatory approval in Norway required to begin testing of our advanced metallic fuel under commercial reactor operating conditions in the Halden research reactor in 2017.”

“We have made significant progress securing strategic partnerships for fuel fabrication and manufacturing. As previously disclosed, in March 2016, we entered into a joint development agreement with AREVA to assess establishing a joint venture in 2016 to develop, manufacture and commercialize fuel assemblies based on Lightbridge's next generation metallic nuclear fuel technology. We also entered into an initial services agreement with BWXT Nuclear Energy, Inc. to evaluate the ability to fabricate and prepare a preliminary plan for fabrication of Lightbridge-designed partial length nuclear fuel samples at BWXT facilities in the United States. At the same time, we have received strong support from the industry and from four of the leading U.S. nuclear operators, which continue to advise Lightbridge on our nuclear fuel program. We continue to see interest internationally for our metallic nuclear fuel technology, which is safer, increases power output and improves the operating economics of existing reactors.”

“We will further minimize costs and dilution through cost-sharing arrangements with fuel vendors, fuel manufacturers and other strategic partners. In the meantime, we continue to carefully manage our expenses to minimize our cash burn rate, while maintaining no long-term debt.”

Financial Results

For the first quarter ended March 31, 2016, Lightbridge’s net loss was $0.3 million, or a loss of $(0.02) per share, on revenue of $0.2 million. In the same quarter of 2015, the net income was $0.1 million, or earnings per share of $0.01 per share, on revenue of $0.1 million. All revenue was generated from consulting services. Stock-based compensation expense was $0.2 million for the quarter ended March 31, 2016 compared to $0.1 million for the quarter ended March 31, 2015. Excluding the impact of warrant revaluation for the derivative warrant liability, net loss for the quarters ended March 31, 2016 and 2015 would have been $1.6 million and $1.1 million, respectively. (See “About Non-GAAP Financial Measures” near the end of this release). For the first quarter ended March 31, 2016, the Company’s cash flows used in operating activities were $1.3 million versus $1.0 million used in operating activities for the same period of 2015.

Balance Sheet Overview

At March 31, 2016, the Company had approximately $1.1million in cash, cash equivalents and restricted cash, and a negative working capital of $0.1 million. Stockholders' deficiency was approximately $0.3 at March 31, 2016 compared with a deficiency of $1.5 million on December 31, 2015. Common shares outstanding at March 31, 2016 totaled 20,828,957.

The primary sources of cash available to us presently are equity investments through our equity purchase agreement with Aspire Capital Partners, LLC, and our ATM agreement with MLV & Co. LLC. We have no debt or debt credit lines and we have financed our operations to date through our consulting revenue and the sale of our common stock. We did not raise any capital in the first quarter of 2016 from our ATM financing agreement, and as of the date of this filing, we have raised approximately $1.7 million in 2016 through our equity purchase agreement with Aspire.

Commercial Nuclear Energy Market Opportunity

The commercial nuclear energy industry is projected to grow rapidly at a time of rising global demand for reliable, carbon-free, base load electric power. There are currently 436 operable civil nuclear reactors in 30 countries around the world, with 67 reactors under construction and 488 on order, planned or proposed, according to the World Nuclear Association. By 2040, the International Energy Agency projects a 58% increase in nuclear capacity from a combination of power uprates and reactor construction. While some older reactors are closing in the U.S. and Europe, the global market is growing.

For a detailed description of the value proposition of Lightbridge fuel technology, including projected incremental annual net operating cash flows and return on investment for a nuclear power plant operator using Lightbridge fuel at various wholesale electricity prices, visit http://bit.ly/1jLXpoY. The advantages of Lightbridge's metallic fuel design have been confirmed in independent third-party analyses. These reports, which include a peer-reviewed article published in Nuclear Technology and reports by Siemens, are available for download at http://ir.ltbridge.com/.

2016 First Quarter Conference Call

Lightbridge will hold a conference call and webcast on Friday, May 6th at 11:00 a.m. Eastern Time to discuss the company's financial results for the first quarter ending March 31, 2016, as well as the Company's corporate progress and other meaningful developments.

Interested parties can access the conference call by calling 866-320-0174 for U.S. callers, or +1- 785-424-1631 for international callers. The call will be available on the Company’s website via webcast at http://ir.ltbridge.com/events.cfm. The conference call will be led by Seth Grae, President and Chief Executive Officer and other Lightbridge executives will also be available to answer questions. Questions may also be submitted in writing before or during the conference call to ir@ltbridge.com.

A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through midnight June 6, 2016, and can be accessed by calling: 877-481-4010 (U.S. callers) or +1- 919-882-2331 (international callers) and entering conference ID:10028.

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures for earnings that exclude warrant revaluation income. Net income excluding warrant revaluation income is not a measure of performance calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). The Company believes the presentation of net income excluding warrant revaluation income is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes net income excluding warrant revaluation income as a means to measure operating performance. The table below reconciles net income (loss) excluding revaluation income, a non-GAAP measure, to net income for the three months ended March 31, 2016 and 2015.

(in thousands)
	Quarter Ended	Quarter Ended
	March 31,	March 31,
	2016	2015
Net income (loss)	$(335)	$118
Adjustments:
Warrant revaluation income	1,254	1,198
Net Loss Excluding Warrant Revaluation Income	$(1,589)	$(1,080)

Lightbridge Corporation

Lightbridge is a nuclear energy company based in Reston, Virginia, USA. The Company develops proprietary next generation nuclear fuel technologies for current and future nuclear reactor systems. Lightbridge's breakthrough fuel technology is establishing new global standards for safe and clean nuclear power and leading the way to a sustainable energy future. The Company also provides comprehensive advisory services for established and emerging nuclear programs based on a philosophy of transparency, non-proliferation, safety and operational excellence. Lightbridge consultants provide integrated strategic advice and expertise across a range of disciplines including regulatory affairs, nuclear reactor procurement and deployment, reactor and fuel technology and international relations. The Company leverages those broad and integrated capabilities by offering its services to commercial entities and governments with a need to establish or expand nuclear industry capabilities and infrastructure.

To receive Lightbridge Corporation updates via e-mail, subscribe at http://ir.ltbridge.com/alerts.cfm.

Lightbridge is on Twitter. Sign up to follow @LightbridgeCorp at http://twitter.com/lightbridgecorp.

Forward Looking Statements
With the exception of historical matters, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's competitive position, the timing of demonstration testing and commercial production, the Company’s entry into agreements with nuclear fuel manufacturers and the timing thereof, the potential impact of the U.S. Clean Energy Plan and similar regulations, the Company’s anticipated financial resources and position, the Company’s product and service offerings and the expected market for the Company’s product and service offerings. These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to, the degree of market adoption of the Company's product and service offerings; market competition; dependence on strategic partners; demand for fuel for nuclear reactors; and the Company's ability to manage its business effectively in a rapidly evolving market, as well as other factors described in Lightbridge's filings with the Securities and Exchange Commission. Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Investor Relations Contact:

David Waldman/Natalya Rudman
Crescendo Communications, LLC
Tel. +1 855-379-9900
ltbr@crescendo-ir.com

*** tables follow ***

Lightbridge Corporation
Condensed Consolidated Balance Sheets

	March 31,
	2016	December 31,
	(Unaudited)	2015

ASSETS
Current Assets
Cash and cash equivalents	$751,265	$623,184
Restricted cash	325,832	325,832
Accounts receivable - project revenue and reimbursable project
costs	153,619	139,797
Prepaid expenses and other current assets	476,467	168,029
Total Current Assets	1,707,183	1,256,842

Other Assets
Patent costs	1,012,193	950,594

Total Assets	$2,719,376	$2,207,436

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$1,651,786	$1,182,371
Note payable	108,214	-
Total Current Liabilities	1,760,000	1,182,371

Long-Term Liabilities
Deferred lease abandonment liability	138,013	196,938
Derivative warrant liability	1,073,341	2,327,195

Total Liabilities	2,971,354	3,706,504

Commitments and contingencies – note 7

Stockholders' Equity
Preferred stock, $0.001 par value, 50,000,000 authorized shares, no shares issued and outstanding	-	-
Common stock, $0.001 par value, 500,000,000 authorized, 20,828,957 shares outstanding at March 31, 2016 and 18,628,957 at December 31, 2015	20,829	18,629
Additional paid-in capital	74,433,339	72,853,744
Accumulated deficit	(74,706,146)	(74,371,441)
Total Stockholders' Equity	(251,978)	(1,499,068)

Total Liabilities and Stockholders' Equity	$2,719,376	$2,207,436

Lightbridge Corporation
Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended
	March 31,
	2016	2015

Revenue:

Consulting Revenue	$166,546	$123,895

Cost of Consulting Services Provided	68,225	57,391

Gross Margin	98,321	66,504

Operating Expenses
General and administrative	1,096,109	931,643
Research and development expenses	586,250	212,831

Total Operating Expenses	1,682,359	1,144,474

Operating Loss	(1,584,038)	(1,077,970)

Other Income and (Expenses)
Warrant revaluation	1,253,854	1,197,986
Other income (expenses)	(4,521)	(2,354)

Total Other Income and (Expenses)	1,249,333	1,195,632

Net income (loss) before income taxes	(334,705)	117,662

Income taxes	-	-

Net income (loss)	$(334,705)	$117,662

Net Earnings (Loss) Per Common Share, Basic and Diluted	$(0.02)	$0.01

Weighted Average Number of Shares Outstanding	19,657,528	18,082,874

Lightbridge Corporation
Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended
	March 31,
	2016	2015

Operating Activities:
Net Income (Loss)	$(334,705)	$117,662
Adjustments to reconcile net income (loss) from operations to net cash used in operating activities:
Stock-based compensation	185,456	81,680
Warrant revaluation	(1,253,854)	(1,197,986)
Changes in non-cash operating working capital items:
Accounts receivable - fees and reimbursable project costs	(13,822)	150,703
Prepaid expenses and other assets	(308,438)	(114,309)
Accounts payable and accrued liabilities	505,498	(66,983)
Deferred lease abandonment liability	(95,008)	-
Net Cash Used In Operating Activities	(1,314,873)	(1,029,233)

Investing Activities:
Patent costs	(61,599)	(19,302)
Net Cash Used In Investing Activities	(61,599)	(19,302)

Financing Activities:
Net proceeds from the issuance of common stock	1,396,339	-
Proceeds from the issuance of note payable	135,000	-
Repayment of note payable	(26,786)	-
Restricted cash	-	(160)
Net Cash Provided By (Used In) Financing Activities	1,504,553	(160)

Net Increase (Decrease) In Cash and Cash Equivalents	128,081	(1,048,695)

Cash and Cash Equivalents, Beginning of Period	623,184	4,220,225

Cash and Cash Equivalents, End of Period	$751,265	$3,171,530

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period:
Interest paid	$484	$-
Income taxes paid	$-	$-